As filed with the Securities and Exchange Commission on June 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANALYTICAL SURVEYS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	84-0846389
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

11900 CROWNPOINT DRIVE, SAN ANTONIO, TEXAS 78233

(Address of principal executive offices)

(210) 657-1500

(Registrant’s telephone number, including area code)

Executive Employment Agreement – Wayne Fuquay

Analytical Surveys, Inc. Year 2000 Stock Incentive Plan

Analytical Surveys, Inc. Officer and Employee Recruitment Stock Incentive Plan

2003 Stock Option Plan

(Full title of the plan)

Wayne Fuquay

President and Chief Executive Officer

Analytical Surveys, Inc.

11900 Crownpoint Drive

San Antonio, Texas 78233

(Name and address of agent for service)

(210) 657-1500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value per share	338,376	$3.02	$1,020,439	$130.00

(1)	Pursuant to Rule 416 under the securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under the Analytical Surveys, Inc. Year 2000 Stock Incentive Plan, Analytical Surveys, Inc. Officer and Employee Recruitment Stock Incentive Plan, or the 2003 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low sales price of a share of the Company’s Common Stock on the Nasdaq SmallCap Market on June 14, 2004 (which average is $1.855), with respect to 205,591 shares issuable under the Analytical Surveys, Inc. Year 2000 Stock Incentive Plan (47,575 shares), Analytical Surveys, Inc. Officer and Employee Recruitment Stock Incentive Plan (10,000 shares), and the 2003 Stock Option Plan (148,376 shares); and the weighted average exercise price of $4.82 per share with respect to 132,425 shares issuable under the Analytical Surveys, Inc. Year 2000 Plan (2,425 shares), Analytical Surveys, Inc. Officer and Employee Recruitment Plan (40,000), 2003 Stock Option Plan (15,000 shares) and the Executive Employee Agreement (75,000 shares).

PART I	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Analytical Surveys, Inc. (the “Company” or “ASI”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K/A for the year ended September 30, 2003;

(ii)	The Company’s Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2003;

(iii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(iv)	The Company’s Current Reports on Form 8-K filed with the Commission on November 6, 2003, December 22, 2003, January 7, 2004, January 29, 2004, April 1, 2004, April 28, 2004, April 28, 2004, May 13, 2004, May 18, 2004, and June 2, 2004.

(v)	The description of the Company’s common stock set forth in the Registration Statement on Form S-18 (Registration No. 2-93108-D), as filed on September 4, 1984, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403, or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

In addition, the Company’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

The Company’s articles require that the Company maintain insurance to protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership. joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

The Company’s articles of incorporation provide that the Company shall indemnify any Director or officer, or former director or officer, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, and the personal representative of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any Proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such Proceeding, to be liable for negligence or misconduct in the performance of duty; but such indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse such person in any proper case, even though not specifically herein provided for.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Stock Certificate (incorporate by reference to Exhibit the Company’s Registration Statement on Form S-18 (Registration No. 2-93108-D)).

4.2	Convertible Senior Secured Promissory Note of the Company, dated April 2, 2002 (incorporated by reference to Exhibit 4.2 of the Company’s Annual report on Form 10-K for the year ended September 30, 2002).

4.3	Warrant to Purchase Shares of Common Stock of the Company, dated April 2, 2002 (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002).

4.4	Registration Rights Agreement dated July 2, 1997, between the Company and Sol C.

Miller (incorporated by reference to the Company’s Current Report on Form 8-K dated July 16, 1997, as amended on September 9, 1997).

4.5	Note and Warrant Purchase Agreement dated as of March 21, 2002, by and between the Company and Tonga Partners, L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 22, 2002).

4.6	Registration Rights Agreement by and between the Company and Tonga Partners, L.P., dated April 2, 2002 (incorporated by reference to Exhibit 10.30 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002).

4.7	Second Amendment to the Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of February 27, 2003 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated February 27, 2003).

4.8	Third Amendment to Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of August 1, 2003 (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003).

4.9	Fourth Amendment to Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of December 1, 2003 (incorporated by reference to Exhibit 4.9 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2003).

4.10	Convertible Senior Secured Promissory Note of the Company, dated November 4, 2003 (incorporated by reference to Exhibit 4.10 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2003).

5.1	Opinion of Locke Liddell & Sapp LLP

23.1	Consent of KPMG LLP

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 15th day of June, 2004.

ANALYTICAL SURVEYS, INC.

By:	/s/ WAYNE B. FUQUAY
Wayne B. Fuquay
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne B. Fuquay and Lori A. Jones, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this Registration Statement, and to file the same, with all exhibits thereto, and all other statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 14, 2004.

Signature	Title

/s/ WAYNE B. FUQUAY Wayne B. Fuquay	President, Chief Executive Officer and Director

/s/ LORI A. JONES Lori A. Jones	Chief Financial Officer (Principal Accounting Officer)

/s/ J. LIVINGSTON KOSBERG J. Livingston Kosberg	Chairman of the Board

/s/ CHRISTOPHER D. ILLICK Christopher D. Illick	Director

/s/ CHRISTOPHER S. DEAN Christopher S. Dean	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Stock Certificate (incorporate by reference to Exhibit the Company’s Registration Statement on Form S-18 (Registration No. 2-93108-D)).

4.2	Convertible Senior Secured Promissory Note of the Company, dated April 2, 2002 (incorporated by reference to Exhibit 4.2 of the Company’s Annual report on Form 10-K for the year ended September 30, 2002).

4.3	Warrant to Purchase Shares of Common Stock of the Company, dated April 2, 2002 (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002).

4.4	Registration Rights Agreement dated July 2, 1997, between the Company and Sol C. Miller (incorporated by reference to the Company’s Current Report on Form 8-K dated July 16, 1997, as amended on September 9, 1997).

4.5	Note and Warrant Purchase Agreement dated as of March 21, 2002, by and between the Company and Tonga Partners, L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 22, 2002).

4.6	Registration Rights Agreement by and between the Company and Tonga Partners, L.P., dated April 2, 2002 (incorporated by reference to Exhibit 10.30 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002).

4.7	Second Amendment to the Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of February 27, 2003 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated February 27, 2003).

4.8	Third Amendment to Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of August 1, 2003 (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003).

4.9	Fourth Amendment to Registration Rights Agreement by and between the Company and Tonga Partners, L.P., a Delaware limited partnership, effective as of December 1, 2003 (incorporated by reference to Exhibit 4.9 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2003).

4.10	Convertible Senior Secured Promissory Note of the Company, dated November 4, 2003 (incorporated by reference to Exhibit 4.10 of the Company’s Annual Report on Form 10-K for the year ended September 30, 2003).

5.1	Opinion of Locke Liddell & Sapp LLP

23.1	Consent of KPMG LLP

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page hereto)